RealPage® to Acquire Lease Rent Options, LRO®

Expands Rental Housing Asset Optimization Solutions

RICHARDSON, Texas (BUSINESS WIRE) RealPage, Inc. (NASDAQ: RP) today announced its agreement to acquire Lease Rent Options (LRO) and related assets from The Rainmaker Group for $300 million in cash. LRO is a revenue management solution that empowers optimized pricing for over 1.5 million apartments. LRO, coupled with the recent acquisition of Axiometrics, expands RealPage's suite of solutions for precision data analytics and asset optimization for the rental housing industry.

Highlights

•	Better positions RealPage to penetrate an emerging global market opportunity to optimize operational and transactional yields for rental housing assets.

•	Expands the company’s realtime lease transaction data, which is expected to improve optimization of new and renewal prices for rental housing leases.

•	Provides additional data science talent and data modeling tools that allow for better harvesting and placement of capital in the rental housing industry.

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The industry is ripe for adoption: RealPage estimates that less than 10% of owners and operators of the 45 million rental housing properties in the U.S. currently utilize datadriven pricing science. International markets are believed to possess an even lower rate of adoption for asset optimization software and data analytic solutions.

•	Adds 500,000 new units opening up cross selling opportunities for other products and services offered by RealPage.

Steve Winn, Chairman and CEO of RealPage

“With many apartment markets softening around the U.S., now is the right time to bring together the best datascience talent, a comprehensive leasetransaction database, and RealPage's powerful suite of pricing, demand and credit optimization tools into one comprehensive platform. Price optimization creates real opportunity to increase asset values and yields from the nearly $3.0 trillion of apartment stock in the U.S. that turns over at approximately $150 billion per year. As revenue management becomes more broadly accepted, we expect our combined platform to drive accelerated, sustained revenue growth in our Asset Optimization product family over the longterm. We believe we have all of the components necessary to offer solutions that bring efficiency and precision to the apartment real estate sector which has historically lacked the solutions available in other investment classes.”

Bryan Hill, CFO and Treasurer of RealPage

“The acquisition of LRO fits within our capital allocation strategy of generating the highest riskadjusted returns for our shareholders. We expect the acquisition to be immediately accretive to our adjusted EBITDA margin, contributing to our ongoing objective to expand adjusted EBITDA margin approximately 200 basis points per year. The transaction will be financed through an expanded debt arrangement with our current bank syndicate.”

Financial and Operational Highlights

The completion of the acquisition remains subject to certain standard conditions, and is expected to close during the second quarter of 2017. The acquisition purchase price of approximately $300 million in cash is subject to working capital adjustments and postacquisition indemnification claims. For the year ended December 31, 2016, the LRO business possessed revenue and EBITDA of $35.6 million and $10 million, respectively. Integration work is expected to be completed in 2018 and RealPage expects to achieve incremental revenue and expense synergies that will be accretive to its long term revenue growth objectives and Adjusted EBITDA margin expansion.

Bruce Barfield, CEO and Founder, and Tammy Farley, COO and Founder, are expected to remain with The Rainmaker Group to run the gaming and hospitality division, but have agreed to work closely with RealPage during a transition period immediately after the acquisition is closed.

About RealPage, Inc.

RealPage is a leading global provider of software and data analytics to the real estate industry. Clients use our platform to improve operating performance and increase capital returns. Founded in 1998 and headquartered in Richardson, Texas, RealPage currently serves over 11,000 clients worldwide from offices in North America, Europe and Asia. For more information about the company, visit https://www.realpage.com.

About Rainmaker

The Rainmaker Group is a marketleading provider of automated Revenue Management and profit optimization solutions in several industries. With more than 14 years of expertise in Revenue Management, Rainmaker employs a team of industry and technical experts that share a passion for analytics and technology. The company leverages cuttingedge research in order to bring customers the most sophisticated solutions to their revenue management challenges.

Cautionary Statement Regarding ForwardLooking Statements

This press release contains “forwardlooking” statements relating to RealPage, Inc.'s financial outlook, expected, possible or assumed future results and RealPage's longterm revenue and adjusted EBITDA margin goals. These forwardlooking statements are based on management's beliefs and assumptions and on information currently available to management. Forwardlooking statements include all statements that are not historical facts and may be identified by terms such as “expects,” “believes,” “plans,” or similar expressions and the negatives of those terms. Those forwardlooking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forwardlooking statements. The company may be required to revise its results upon finalizing its review of quarterly and full year results, which could cause or contribute to such differences. Additional factors that could cause or contribute to such differences include, but are not limited to, the following: (a) the possibility that general economic conditions, including leasing velocity or uncertainty, could cause information technology spending, particularly in the rental housing industry, to be reduced or purchasing decisions to be delayed; (b) an increase in insurance claims; (c) an increase in customer cancellations; (d) the inability to increase sales to existing customers and to attract new customers; (e) RealPage, Inc.'s failure to integrate LRO or other acquired businesses and any future acquisitions successfully or to achieve expected synergies; (f) the timing and success of new product introductions by RealPage, Inc. or its competitors; (g) changes in RealPage, Inc.'s pricing policies or those of its competitors; (h) legal or regulatory proceedings; (i) the inability to achieve revenue growth or to enable margin expansion; and (j) such other risks and uncertainties described more fully in documents filed with or furnished to the Securities and Exchange Commission (“SEC”) by RealPage Inc., including its Quarterly Report on Form 10Q previously filed with the SEC on November 8, 2016. All information provided in this release is as of the date hereof and RealPage Inc. undertakes no duty to update this information except as required by law.

Contacts

RealPage
Rhett Butler, 9728203773
RealPageMediaRelations@realpage.com